                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
              the Securities Exchange Act of 1934 (Amendment No. )

    Filed by the Registrant /X/
    Filed by a Party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / /  Soliciting Material Pursuant to Section240.14a-11(c) or
         Section240.14a-12

                        CONSUMER PORTFOLIO SERVICES, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required.
/ / Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1) Title of each class of securities to which transaction applies:
         -----------------------------------------------------------------------

     (2) Aggregate number of securities to which transaction applies:
         -----------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
         -----------------------------------------------------------------------

     (4) Proposed maximum aggregate value of transaction:
         -----------------------------------------------------------------------

     (5) Total fee paid:
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/ / Fee paid previously with preliminary materials.
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:
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     (2) Form, Schedule or Registration Statement No.:
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     (3) Filing Party:
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     (4) Date Filed:
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


                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                                       OF

                        CONSUMER PORTFOLIO SERVICES, INC.

                16355 Laguna Canyon Road, Irvine California 92618

                               Phone: 949-753-6800





The annual meeting of the shareholders of Consumer Portfolio Services, Inc. (the "Company") will be held at 10:00 a.m., local time, on Thursday, June 2, 2005 at the Company's principal executive offices, 16355 Laguna Canyon Road, Irvine, California for the following purposes:

         o To elect the Company's entire Board of Directors for a one-year term.

         o To ratify the appointment of McGladrey & Pullen, LLP as the Company's independent auditors for the fiscal year ending December 31, 2005.

         o To transact such other business as may properly come before the meeting.

Only shareholders of record at the close of business on Monday, April 4, 2005 are entitled to notice of and to vote at the meeting.

Whether or not you expect to attend the meeting in person, please complete, date, and sign the enclosed proxy exactly as your name appears thereon and promptly return it in the envelope provided, which requires no postage if mailed in the United States. Proxies may be revoked at any time and, if you attend the meeting in person, your executed proxy will be returned to you upon request.



By Order of the Board of Directors



Mark Creatura, Secretary
Dated: May 12, 2005

                      [this page intentionally left blank]

                        CONSUMER PORTFOLIO SERVICES, INC.

                            16355 Laguna Canyon Road

                            Irvine, California 92618

                                  949-753-6800



                               PROXY STATEMENT FOR

                         ANNUAL MEETING OF SHAREHOLDERS

                             TO BE HELD JUNE 2, 2005

                                   -----------

                                  INTRODUCTION

This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of Consumer Portfolio Services, Inc. (the "Company" or "CPS") for use at the annual meeting of the shareholders to be held at 10:00 A.M. local time on Thursday, June 2, 2005 at the Company's principal executive offices, 16355 Laguna Canyon Road, Irvine, California 92618, and at any adjournment thereof (the "Annual Meeting").

All shares represented by properly executed proxies received in time will be voted at the Annual Meeting and, where the manner of voting is specified on the proxy, will be voted in accordance with such specifications. Any shareholder who executes and returns a proxy may revoke it at any time prior to the voting of the proxy by giving written notice to the Secretary of the Company, by executing a later-dated proxy, or by attending the meeting and giving oral notice of revocation to the Secretary of the Company.

The Board of Directors of the Company has fixed the close of business on April 4, 2005, as the record date for determining the holders of outstanding shares of the Company's Common Stock, without par value ("CPS Common Stock") entitled to notice of, and to vote at the Annual Meeting. On that date, there were 21,607,228 shares of CPS Common Stock issued and outstanding. Each such share of CPS Common Stock is entitled to one vote on all matters to be voted upon at the meeting, except that holders of CPS Common Stock have the right to cumulative voting in the election of directors, as described herein under the heading "Voting of Shares."

The notice of the Annual Meeting, this proxy statement and the form of proxy are first being mailed to shareholders of the Company on or about May 12, 2005. The Company will pay the expenses incurred in connection with the solicitation of proxies. The proxies are being solicited principally by mail. In addition, directors, officers and regular employees of the Company may solicit proxies personally or by telephone, for which they will receive no payment other than their regular compensation. The Company will also request brokerage houses, nominees, custodians and fiduciaries to forward soliciting material to the beneficial owners of Common Stock of the Company and will reimburse such persons for their expenses so incurred.

PROPOSAL NO. 1 - ELECTION OF DIRECTORS

NOMINATIONS

The individuals named below have been nominated for election as directors of the Company at the Annual Meeting, and each has agreed to serve as a director if elected. The entire board of directors of the Company is elected annually. Directors serve until the next annual meeting of shareholders and until their successors are duly elected and qualified.

The names of the nominees, their principal occupations, and certain other information regarding them set forth below are based upon information furnished to the Company by them.

     NAME                         AGE    POSITION(S) WITH THE COMPANY
     ----                         ---    ----------------------------
     Charles E. Bradley, Jr.       45    President, Chief Executive Officer, and
                                           Chairman of the Board of Directors
     E. Bruce Fredrikson           67    Director
     John E. McConnaughy, Jr.      75    Director
     John G. Poole                 62    Vice Chairman of the Board of Directors
     William B. Roberts            67    Director
     John C. Warner                57    Director
     Daniel S. Wood                46    Director

CHARLES E. BRADLEY, JR. has been the President and a director of the Company since its formation in March 1991, and was elected Chairman of the Board of Directors in July 2001. In January 1992, Mr. Bradley was appointed Chief Executive Officer of the Company. From April 1989 to November 1990, he served as Chief Operating Officer of Barnard and Company, a private investment firm. From September 1987 to March 1989, Mr. Bradley, Jr. was an associate of The Harding Group, a private investment banking firm. Mr. Bradley does not currently serve on the board of directors of any other publicly-traded companies.

E. BRUCE FREDRIKSON has been a director of the Company since March 2003. He is a Professor of Finance, Emeritus, at Syracuse University's Martin J. Whitman School of Management, where he taught from 1966 to 2003. Mr. Fredrikson has published numerous papers on accounting and finance topics. He is also a director of Track Data Corporation and Colonial Commercial Corp.

JOHN E. MCCONNAUGHY, JR. has been a director of the Company since 2001. He is the Chairman and Chief Executive Officer of JEMC Corporation. From 1981 to 1992 he was the Chairman and Chief Executive Officer of GEO International Corp, a company in the business of nondestructive testing, screen-printing and oil field services. Mr. McConnaughy was previously and concurrently Chairman and Chief Executive Officer of Peabody International Corp., from 1969 to 1986. He currently serves as a director of Levcor International, Inc., Wave Systems, Inc., Overhill Farms, Inc., Allis Chalmers Corp. and Positron Corp. Mr. McConnaughy is also Chairman of the Board of Trustees of the Strang Clinic and is the Chairman Emeritus of the Board of the Harlem School of the Arts.

JOHN G. POOLE has been a director of the Company since November 1993 and its Vice Chairman since January 1996. He is now a private investor, having previously been a director and Vice President of Stanwich Partners ("SPI") until July 2001. SPI, which Mr. Poole co-founded in 1982, acquired controlling interests in companies in conjunction with their existing management. Mr. Poole is also a director of Reunion Industries, Inc.

WILLIAM B. ROBERTS has been a director of the Company since its formation in March 1991. Since 1981, he has been the President of Monmouth Capital Corp., an investment firm that specializes in management buyouts.

JOHN C. WARNER was elected as a director of the Company in April 2003. Mr. Warner is chief executive officer of O'Neill Clothing, a manufacturer and marketer of apparel and accessories. He has held that position since 1996.

DANIEL S. WOOD has been a director of the Company since July 2001. Mr. Wood is president of Carclo Technical Plastics, a manufacturer of custom injection moldings. Previously, from 1988 to September 2000, he was the chief operating officer and co-owner of Carrera Corporation.

BANKRUPTCY PROCEEDINGS. In December 2001 Mr. Bradley resigned from his position as chairman of the board of LINC Acceptance Company, LLC ("LINC"). LINC was a limited liability company organized under the laws of Delaware, and its board of members has certain management authority. The operating agreement of LINC designated the chairman of the board of members as LINC's chief executive officer. LINC was a majority-owned subsidiary of the Company, which engaged in the business of purchasing retail motor vehicle installment purchase contracts, and selling such contracts to the Company or other affiliates. LINC ceased operations in the second quarter of 1999. On October 29, 1999, three former employees of LINC filed an involuntary petition in the United States Bankruptcy Court for the District of Connecticut seeking LINC's liquidation under Chapter 7 of the United States Bankruptcy Code. Mr. McConnaughy was the Chairman of the Board of The Excellence Group, LLC, which on January 13, 1999, filed a voluntary petition for in the United States Bankruptcy Court for the District of Connecticut for reorganization under Chapter 11 of the United States Bankruptcy Code. The Excellence Group's subsidiaries produced labels for a variety of customers.

The Board of Directors has established an Audit Committee and a Compensation and Stock Option Committee. The members of the Audit Committee are E. Bruce Fredrikson (chairman), John E. McConnaughy, Jr. and John G. Poole. The Audit Committee is empowered by the Board of Directors to review the financial books and records of the Company in consultation with the Company's accounting and auditing staff and its independent auditors and to review with the accounting staff and independent auditors any questions raised with respect to accounting and auditing policy and procedure. The Audit Committee operates under a written charter, adopted by the Board of Directors of the Company.

The members of the Compensation and Stock Option Committee are Daniel S. Wood (chairman), John E. McConnaughy, Jr. and William B. Roberts. This Committee makes recommendations to the Board of Directors as to general levels of compensation for all employees of the Company, the annual salary of each of the executive officers of the Company, authorizes the grants of options to employees under the Company's 1997 Long-Term Stock Incentive Plan, and reviews and approves compensation and benefit plans of the Company.

The Board of Directors has concluded that each member of the Audit Committee is independent in accordance with the director independence standards prescribed by NASDAQ, and has determined that none of them have a material relationship with the Company which would impair the independence from management or otherwise compromise the ability to act as an independent director. The Board of Directors has further determined that Mr. Fredrikson has the qualifications and experience necessary to serve as an "audit committee financial expert" as such term is defined in Item 401(h) of Regulation S-K promulgated by the SEC. Such qualifications and experience are described above in this section.

The Company does not have a Nominating Committee. Nominations for board positions are considered by the members of the Board of Directors who are "independent directors." The Company's independent directors are Messrs. Fredrikson, McConnaughy, Poole, Roberts, Warner and Wood. The Board of Directors believes that it is appropriate for the Company not to have a Nominating Committee primarily because there have to date been no significant differences of opinion expressed among the whole board of directors regarding nominations.

When considering a potential nominee, the independent directors consider the benefits to the Company of such nomination, based on the nominee's skills and experience related to managing a significant business, the willingness and ability of the nominee to serve, and the nominee's character and reputation. It is the policy of the Board of Directors to consider for nomination individuals suggested by shareholders, should such recommendations be received. Shareholders who wish to suggest individuals for possible future consideration for board positions, or to otherwise communicate with the Board of Directors, should direct written correspondence to the Board of Directors at the Company's principal executive offices. The present policy of the Company is to forward all such correspondence to the members of the Board of Directors.

The Board of Directors held five meetings (including regular and special meetings) and acted five times by written consent during 2004. The Audit Committee met eleven times during 2004, including at least one meeting per quarter to review the Company's financial statements, and acted one time by written consent, while the Compensation and Stock Option Committee met two times during 2004 and acted eight times by written consent. Each nominee attended at least 75% of the meetings of the Board of Directors and its committees that such individual was eligible to attend in 2004. The Company does not have a policy of encouraging directors to attend or discouraging directors from attending its annual meetings of shareholders. Other than Mr. Bradley, no directors attended last year's annual meeting of shareholders.


THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" EACH OF THE NOMINEES ABOVE.

 PROPOSAL NO. 2 - RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

The Audit Committee of the Board of Directors has appointed the accounting firm of McGladrey & Pullen, LLP ("McGladrey") to be the Company's independent auditors for the year ending December 31, 2005.

A proposal to ratify that appointment will be presented to shareholders at the Annual Meeting. If the shareholders do not ratify the selection of McGladrey at the Annual Meeting, the Audit Committee will consider selecting another firm of independent public accountants. Representatives of McGladrey will be present at the Annual Meeting. Such representatives will have an opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions from shareholders in attendance.

As previously reported, on October 21, 2004 the Company notified KPMG LLP ("KPMG") that KPMG's appointment as the Company's independent auditor would cease upon the completion of the review of the Company's consolidated financial statements as of and for the three-month and nine-month periods ended September 30, 2004. The Audit Committee approved the decision to terminate such appointment. KPMG's audit reports on the Company's financial statements for the most recent two fiscal years, which ended December 31, 2003 and 2002 respectively, did not contain an adverse opinion or a disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles.

On the same day, at the direction of the Audit Committee, the Company appointed McGladrey to serve as the Company's independent public accountants, effective with the audit of financial statements for the year ending December 31, 2004.

During the Company's two most recent fiscal years ended December 31, 2003 and 2002, and the subsequent interim period through October 21, 2004, neither the Company nor anyone acting on its behalf consulted McGladrey regarding any of the matters specified in Item 304(a)(2) of Regulation S-K.

On November 15, 2004, KPMG completed its review of the Company's consolidated financial statements as of and for the three-and nine-month periods ended September 30, 2004. KPMG's appointment as the Company's independent auditor ended at that time.

In connection with KPMG's audits of the Company's financial statements for the two most recent fiscal years, and through November 15, 2004:

         a) there were no disagreements between the Company and KPMG on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to KPMG's satisfaction, would have caused KPMG to make reference to the subject matter of the disagreements in connection with its opinions on the financial statements; and

         b) there were no reportable events (as specified in Item 304(a) (1) (v) of Regulation S-K).

Information relating to the fees billed by those firms to the Company appears below.


AUDIT FEES

The aggregate fees billed by McGladrey for professional services rendered for the audit of the Company's annual financial statements for the fiscal year ended December 31, 2004, and for the review of the financial statements included in the Company's quarterly report for the period ended September 30, 2004 on Form 10-Q, for that fiscal year were $300,000.

The aggregate fees billed by KPMG for professional services rendered for the review of the financial statements included in the Company's quarterly reports on Form 10-Q for the three-and nine-month periods ended September 30, 2004 were $122,400.

The aggregate fees billed by KPMG for professional services rendered for the audit of the Company's annual financial statements for the fiscal year ended December 31, 2003, and for the review of the financial statements included in the Company's quarterly reports on Form 10-Q for that fiscal year were $360,200.

AUDIT-RELATED FEES

The aggregate fees billed by McGladrey for audit-related services were $80,000 for the fiscal year ended December 31, 2004. These professional services were rendered in conjunction with the Company's securitization and financing transactions, the audit of the MFN Financial Corporation's benefit plan.

The aggregate fees billed by KPMG for audit-related services were $137,260 for the fiscal year ended December 31, 2004. These professional services were rendered in conjunction with the Company's securitization and financing transactions.

The aggregate fees billed by KPMG for audit-related services were $295,621 for the fiscal year ended December 31, 2003. These professional services were rendered in conjunction with the Company's securitization and financing transactions, the audit of the Company's 401(k) Employee Savings Plan and the acquisition of TFC Enterprises, Inc.


TAX FEES

McGladrey has not rendered any professional tax services for the fiscal year ended December 31, 2004.

The aggregate fees billed in each of the last two fiscal years for tax services by KPMG were $383,655 related to the fiscal year ended December 31, 2004 and $1,533,622 related to the fiscal year ended December 31, 2003. The large increase in fees billed for tax services during the fiscal year ended December 31, 2003 was largely attributable to work undertaken by KPMG to recover certain state tax claims on behalf of the Company related to several tax years.


ALL OTHER FEES

No other fees were billed by McGladrey in the last fiscal year ended December 31, 2004.

The aggregate fees billed by KPMG for other services were $34,500 for the fiscal year ended December 31, 2004. These other professional services were rendered in conjunction with the Company's Registration Statement on Form S-8 and its Registration Statement on Form S-2 filed with the S.E.C. No other fees were billed by KPMG for the fiscal year ended December 31, 2003.

The Audit Committee acts pursuant to a written charter adopted by the Board of Directors. Pursuant to the charter, the Audit Committee pre-approves the audit and permitted non-audit fees to be paid to the independent auditor, and authorizes on behalf of the Company the payment of such fees, or refuses such authorization. The Audit Committee has delegated to its chairman the authority to approve performance of services on an interim basis.

In the course of its meetings, the Audit Committee has considered whether the provision of the non-audit fees outlined above is compatible with maintaining the independence of the respective audit firms, and has concluded that such independence is not impaired.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" RATIFICATION OF THE SELECTION OF MCGLADREY & PULLEN, LLP.

INFORMATION REGARDING THE COMPANY

EXECUTIVE COMPENSATION

The following table summarizes all compensation earned during the three fiscal years ended December 31, 2004, 2003, and 2002 by the Company's chief executive officer and by the four most highly compensated individuals (such five individuals, the "named executive officers") who were serving as executive officers at December 31, 2004.

SUMMARY COMPENSATION TABLE

                                                      Compensation for           Long Term
                                                        period shown            Compensation         All Other
                                                                                 Awards (1)        Compensation
  Name and Principal Position          Year     Salary ($)    Bonus ($)        Options/SARs         ($) (2)
-----------------------------------------------------------------------------------------------------------------
   CHARLES E. BRADLEY, JR.             2004         700,000         700,000             240,000            1,600
   President & Chief                   2003         650,000         650,000              40,000            1,525
   Executive Officer                   2002         600,000         850,000             185,000              450

   NICHOLAS P. BROCKMAN                2004         252,000         159,000              20,000            1,600
   Sr. Vice President -                2003         240,000         166,000              20,000            1,513
   Collections                         2002         222,000         174,792              25,000              450

   CURTIS K. POWELL                    2004         252,000         177,000              20,000            1,600
   Sr. Vice President -                2003         238,000         186,000              20,000            1,511
   Originations & Marketing            2002         222,000         154,734              25,000              450

   ROBERT E. RIEDL                     2004         240,000         144,000              80,000            1,576
   Sr. Vice President - Finance        2003         200,000         158,000              95,000              428
   & Chief Financial Officer (3)       2002             ---             ---                 ---              ---

   MARK A. CREATURA                    2004         205,000         121,000              20,000            1,492
   Sr. Vice President &                2003         195,000         150,000              20,000            1,455
   General Counsel                     2002         184,000         100,832              25,000              404
-----------------------------------------------------------------------------------------------------------------

(1) Number of shares that might be purchased upon exercise of options that were granted in the period shown.
(2) Amounts in this column represent (a) any Company contributions to the Employee Savings Plan (401(k) Plan), and (b) premiums paid by the Company for group life insurance, as applicable to the named executive officers. Company contributions to the 401(k) Plan were zero per individual in 2002 and $1,000 in 2003 and 2004.
(3)    Mr. Riedl became an executive officer in January 2003.

OPTION AND SAR GRANTS

The Company in the year ended December 31, 2004, did not grant any stock appreciation rights to any of the named executive officers. The Company has from time to time granted options to substantially all of its management and marketing employees, and did so in April 2004. Under these grants, each named executive officer other than the chief executive officer and the chief financial officer, received grants with respect to 20,000 shares. The chief executive officer received a grant with respect to 240,000 shares and the chief financial officer received a grant with respect to 80,000 shares. All such options become exercisable in five equal annual increments and are exercisable at $4.00 per share, except for the grant of 240,000 shares to Mr. Bradley, which vested as to 200,000 shares on the date of the grant and become exercisable as to 40,000 shares in five equal annual increments.


        OPTIONS/GRANTS IN LAST FISCAL YEAR - INDIVIDUAL GRANTS

                                          Percent
                           Number of        of                                      Potential Realizable Value at
                            Shares     Total Options                   Expiration       Assumed Annual Rates
                          Underlying    Granted to        Exercise        Date     of Stock Price Appreciation for
                            Options      Employees        or Base                            Option Term
          Name              Granted       in 2004     Price ($/Share)                  5% ($)          10% ($)         NOTES
---------------------------------------------------------------------------------------------------------------------------------
 Charles E. Bradley, Jr.       240,000         25.07%      $4.00        4/26/2014          $603,739      $1,529,993     (1)
 Nicholas P. Brockman           20,000          2.09%      $4.00        4/26/2014           $50,312        $127,499     (2)
 Curtis K. Powell               20,000          2.09%      $4.00        4/26/2014           $50,312        $127,499     (2)
 Robert E. Riedl                80,000          8.36%      $4.00        4/26/2014          $201,246        $509,998     (2)
 Mark Creatura                  20,000          2.09%      $4.00        4/26/2014           $50,312        $127,499     (2)
---------------------------------------------------------------------------------------------------------------------------------

(1) Becomes exercisable as to 200,000 shares on April 26, 2004, and as to 40,000 shares in five equal installments on each April 26, 2005-2009.
(2) Becomes exercisable in five equal installments on each April 26, 2005-2009.

AGGREGATED OPTION EXERCISES AND FISCAL YEAR END OPTION VALUE TABLE

The following table sets forth, as of December 31, 2004, and for the year then ended, the number of unexercised options held by each of the named executive officers, the number of shares subject to then exercisable and unexercisable options held by such persons and the value of all unexercised options held by such persons. Each option referred to in the table was granted under the Company's 1991 Stock Option Plan or under the 1997 Long-Term Incentive Stock Plan, at an option price per share no less than the fair market value per share on the date of grant.

                               Shares                        Number of Unexercised        Value* of Unexercised In-the-Money
                            Acquired On    Value          Options at December 31, 2004      Options at December 31, 2004
           Name               Exercise     Realized        Exercisable  Unexercisable        Exercisable    Unexercisable
           ----               --------     --------        -----------  -------------        -----------    -------------
Charles E. Bradley, Jr.        11,620      $39,934           682,002         305,197         $1,568,390        $736,463
Nicholas P. Brockman           11,800       33,335            32,000          73,000             84,280         165,520
Curtis K. Powell               29,000       96,115            32,000          63,000             84,280         123,070
Robert E. Riedl                     0            0            19,000         156,000             53,170         282,280
Mark A. Creatura                8,000       21,000            32,000          63,000             84,280         123,070

         * Valuation based on the last sales price on December 31, 2004 of $4.87 per share, as reported by Nasdaq.

BONUS PLAN

The named executive officers and other officers participate in a management bonus plan, pursuant to which such employees are entitled to earn cash bonuses, if the Company achieves certain net income levels or goals established by the Board of Directors, and if such employees achieve certain individual objectives. The amount of bonus payable to each officer is determined by the Board of Directors upon recommendation of the Compensation Committee.

DIRECTOR COMPENSATION

During the year ended December 31, 2004, the Company paid all directors, excluding Mr. Bradley, a retainer of $2,000 per month and an additional fee of $1,000 PER DIEM for attendance at meetings of the board, and $500 for meetings of committees. Mr. Bradley received no additional compensation for his service as a director. Pursuant to the Company's policy that is applicable to all of its non-employee members, the Board on April 26, 2004, issued options with respect to 10,000 shares to each non-employee director. All such options are exercisable at $4.00 per share, the exercise price being the market price prevailing at date of grant.

REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

COMPENSATION POLICIES IN GENERAL

The Company's objectives with respect to compensation are several. The significant objectives are to cause compensation (i) to be sufficient in total amount to provide reasonable assurance of retaining key executives, (ii) to include a significant contingent component, so as to provide strong incentives to meet designated Company objectives, and (iii) to include a significant component tied to the price of the Common Stock, so as to align management's incentives with shareholder interests.

The Committee considers an executive's base salary to be the most critical component with respect to the retention objective. Acting on the recommendations of the chief executive officer, the Committee adjusts other officers' salaries annually, with the adjustment generally consisting of a 3% to 10% increase from the prior year's rate. Where exceptional circumstances apply, such as recruitment of a new executive officer, a promotion to executive officer status or a special need to retain an individual officer, the chief executive officer may recommend, and the Committee may approve, a larger increase.

The Company has made a practice of paying annual bonuses to encourage executive officers and key management personnel to exercise their best efforts and management skills toward achieving the Company's objectives. Under the Company's bonus plan as applied to the year ended December 2004, executive officers of the Company other than its chief executive officer were eligible to receive a cash bonus of up to 100% of their base salaries. The amount of such bonus is determined initially by the Committee, acting on the recommendation of the chief executive officer, and is then made definite by action of the Board of Directors as a whole. Factors in determining the amount of bonus are whether the executive and his department have met individual objectives set by the chief executive officer, whether the Company as a whole has met or exceeded budget targets, whether certain objectives for the management group as a whole have been met, and a subjective evaluation of the officer's performance. Numerical scores are assigned to each of these factors, and weighed pursuant to a formula that can result in a maximum bonus of 100% of base compensation.

Applying the above principles, the Committee in January 2005 approved bonus compensation to the named executive officers, other than the chief executive officer, of approximately 59% to 70% of their respective base salaries for the year ended December 31, 2004. The variation in the percentages awarded is generally reflective of the extent to which the named executive officers met their individual and department objectives.

The Committee also makes awards of incentive and non-qualified stock options under the Company's 1997 Long-Term Incentive Stock Plan. Such awards are designed to assist in the retention of key executives and management personnel and to create an incentive to create shareholder value over a sustained period of time. The Company believes that stock options are a valuable tool in compensating and retaining employees. During the year ended December 31, 2004, the Committee approved grants of stock options to the Company's executive officers, all of which carry exercise prices equal to the market price for the Company's common stock at the date of grant. The terms of such options are described above, in the table captioned "Options/Grants in Last Fiscal Year." The numbers of shares made subject to each of the option grants were based on various factors relating to the responsibilities of the individual officers and on the extent of previous grants to such individuals.

Because the exercise price of these options is equal to the fair market value of the Company's common stock on the date of grant, the option holders may realize value only if the stock price appreciates from the value on the date the options were granted. This design is intended to focus executives on the enhancement of shareholder value over the long term.

In exercising its discretion as to the level of executive compensation and its components, the Committee considers a number of factors. Financial factors considered with respect to the year ended December 31, 2004 included the Company's increase in revenue and originations, and its having increased its servicing portfolio. The Committee also noted that the Company incurred a loss for the year. Operational factors considered included the Company's cost of funds; indicators of the performance and credit quality of the Company's servicing portfolio, including levels of delinquencies and charge-offs; and indicators of successful management of personnel, including employee stability. All of such factors are assessed with reference to the judgment of the Committee as to the degree of difficulty of achieving desired outcomes.

The Company also maintains certain broad-based employee benefit plans in which executive officers are permitted to participate on the same terms as non-executive personnel who meet applicable eligibility criteria, subject to any legal limitations on the amounts that may be contributed or the benefits that may be payable under the plans.

COMPENSATION OF THE COMPANY'S CHIEF EXECUTIVE OFFICER

The Company's general approach in setting the annual compensation of its chief executive officer is to set that officer's base compensation by reference to his base rate for the preceding year, to pay an annual bonus that is reflective of the quality of that officer's performance during the year, and to grant significant equity incentives, to date in the form of stock options, intended to align the officer's interests with those of the shareholders. During the year ended December 2004, the Company's chief executive officer, Charles E. Bradley, Jr., received $700,000 in base salary. In setting that rate in the spring of 2004, the Committee considered the base salary rate that the Company had paid in the prior year ($650,000), the desirability of providing an annual increase (which in this case was approximately 7.7%), the desirability of ensuring retention of the services of the Company's incumbent chief executive officer, and the levels of chief executive officer compensation prevailing among other financial services companies.

The Company's policy regarding cash bonuses paid to its chief executive officer has been similar to its policy regarding cash bonuses for other executive officers, except that the Committee exercises a greater degree of discretion with respect to award of a bonus to the chief executive officer than it exercises with respect to bonuses paid to other executive officers, and a formula is not used.

The Committee in January 2005 reviewed the Company's and the chief executive officer's performance in 2004, and approved bonus compensation in the amount of $700,000, representing 100% of that executive's base salary for the year ended December 31, 2004. In determining the appropriate levels of cash and equity compensation, the Committee considered the Company's financial performance, the performance of CPS common stock as compared with broad equity indices, the Company's successful execution of a novel residual financing transaction in February 2004, its success in the securitization market, and the levels of compensation paid to chief executives of other financial services companies.

The Committee's award of stock options to the Company's officers in April 2004 included an award to the chief executive officer. In determining the appropriate level of such award, the Committee considered the long-term performance of the chief executive officer and the desirability of providing significant incentive for future performance, as well as the desirability of ensuring that officer's continued retention by the Company.


     THE COMPENSATION COMMITTEE

         Daniel S. Wood (chairman)
         John E. McConnaughy, Jr.
         William B. Roberts

INCORPORATION BY REFERENCE

Notwithstanding anything to the contrary set forth in any of the Company's previous filings under the Securities Act of 1933 or the Securities Exchange Act of 1934 that might incorporate by reference future filings, including this Proxy Statement, in whole or in part, the preceding report of the Compensation Committee, the following Performance Graph and the report of the Audit Committee, below, shall not be incorporated by reference into any such filings.


PERFORMANCE GRAPH

The following graph compares the yearly change in the Company's cumulative total shareholder return on its common stock from December 31, 1999 through December 31, 2004, with (i) the cumulative total return of the Center for Research in Security Prices ("CRSP") Index for the Nasdaq Stock Market (U.S. Companies), and
(ii) the cumulative total return of the CRSP Index for Nasdaq Financial Stocks. The graph assumes $100 was invested on December 31, 1999 in the Company's common stock, and in each of the two indices shown, and that all dividends were reinvested. Data are presented for the last trading day in each of the Company's fiscal years.

 COMPARISON OF CUMULATIVE TOTAL RETURN AMONG CONSUMER PORTFOLIO SERVICES, INC.,
        NASDAQ STOCK MARKET (U.S. COMPANIES) AND NASDAQ FINANCIAL STOCKS
                               (U.S. & FOREIGN).

                      [graph of data below depicted here]


                                                    DEC 1999   DEC 2000   DEC 2001    DEC 2002   DEC 2003    DEC 2004
                                                    --------   --------   --------    --------   --------    --------
Consumer Portfolio Services, Inc.                      100.0       92.0       87.7       133.8      238.1       311.7
Nasdaq Stock Market (U.S. Companies)                   100.0       60.3       47.8        33.1       49.4        53.8
Nasdaq Financial Stocks (U.S. & Foreign)               100.0      108.1      118.7       122.3      165.4       193.1

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth the number and percentage of shares of CPS Common Stock (its only class of voting securities) owned beneficially as of April 4, 2005, by (i) each person known to CPS to own beneficially more than 5% of the outstanding Common Stock, (ii) each director, nominee or named executive officer of CPS, and (iii) all directors, nominees and executive officers of CPS as a group. Except as otherwise indicated, and subject to applicable community property and similar laws, each of the persons named has sole voting and investment power with respect to the shares shown as beneficially owned by such persons. The address of Messrs. Bradley, Jr., Brockman, Powell, Riedl and Creatura is c/o Consumer Portfolio Services, Inc., 16355 Laguna Canyon Road, Irvine, CA 92618.

                                                                                   Amount and Nature of     Percent
Name and Address of Beneficial Owner                                              Beneficial Ownership(1)   of Class
---------------------------------------------------------------------------------------------------------------------
Charles E. Bradley, Jr. .........................................................         3,218,218(2)        14.9%
E. Bruce Fredrikson..............................................................            41,000            0.2%
    34437 N. 93rd Place, Scottsdale, AZ 85262
John E. McConnaughy, Jr..........................................................           220,337            1.0%
    Atlantic Capital Partners, 3 Parkland Drive, Darien, CT 06820
John G. Poole....................................................................           697,193            3.2%
   1 Rye Road, Port Chester, NY 10573
William B. Roberts...............................................................         1,084,882            5.0%
    Monmouth Capital Corp., 126 East 56th Street, New York, NY 10022
John C. Warner...................................................................            40,000            0.2%
    17 Pasteur, Irvine, CA 92618
Daniel S. Wood...................................................................            60,000            0.3%
    600 Depot St., Latrobe, PA 05650
Nicholas P. Brockman.............................................................           229,297            1.1%
Curtis K. Powell.................................................................           201,671            0.9%
Robert E. Riedl..................................................................            50,804            0.2%
Mark A. Creatura.................................................................           129,657            0.6%
All directors, nominees and executive officers combined (13 persons)                      6,064,163(3)         28.1%
Charles E. Bradley, Sr...........................................................         1,267,860(4)         5.9%
    Stanwich Consulting Corp., 62 Southfield Avenue, Stamford, CT 06902
Levine Leichtman Capital Partners II, L.P........................................         4,553,500(5)         21.1%
    335 North Maple Drive, Suite 240, Beverly Hills, CA 90210
---------------------------------------------------------------------------------------------------------------------

(1) Includes certain shares that may be acquired within 60 days after April 4, 2005 from the Company upon exercise of options, as follows: Mr. Bradley, Jr., 788,101 shares; Mr. Fredrikson, 40,000 shares, Mr. McConnaughy, 20,000 shares; Mr. Poole, 10,000 shares; Mr. Roberts, 10,000 shares; Mr. Warner, 40,000 shares, Mr. Wood, 20,000 shares; Mr. Brockman, 47,000 shares; Mr. Powell, 47,000 shares; Mr. Riedl, 50,000 shares; and Mr. Creatura, 47,000 shares. The calculation of beneficial ownership also includes, in the case of the executive officers, an approximate number of shares each executive officer could be deemed to hold through contributions made to the Company's Employee 401(k) Plan (the "401(k) Plan"). The 401(k) Plan provides an option for all participating employees to indirectly purchase stock in the Company through buying units in a mutual fund. Each "unit" in the mutual fund represents an interest in Company stock, cash and cash equivalents.

(2) Includes 1,058,818 shares held by trusts of which Mr. Bradley is the co-trustee, and as to which shares Mr. Bradley has shared voting and investment power. One such trust holds 211,738 shares for the benefit of Mr. Bradley. The co-trustee, who has shared voting and investment power as to all such shares (representing 4.9% of outstanding shares), is Kimball Bradley, whose address is 11 Stanwix Street, Pittsburgh, PA 15222.

(3) Includes 1,197,601 shares that may be acquired within 60 days after April 4, 2005, upon exercise of options and conversion of convertible securities.

(4) Includes 207,490 shares owned by the named person's spouse and 1,002,800 shares that have been pledged to secure a loan, as to all of which he has no voting or investment power, and 50,832 shares owned by a corporation (Stanwich Consulting Corp.) of which the named person is controlling stockholder, president and a director.

(5) Comprises 4,552,500 issued shares and 1,000 shares that are issuable upon exercise of an outstanding warrant.

The table below presents information regarding securities authorized for issuance under equity compensation plans.

                                                                                                NUMBER OF SECURITIES
                                                                                              REMAINING AVAILABLE FOR
                                           NUMBER OF SECURITIES                                FUTURE ISSUANCE UNDER
                                            TO BE ISSUED UPON         WEIGHTED-AVERAGE          EQUITY COMPENSATION
                                               EXERCISE OF           EXERCISE PRICE OF      PLANS (EXCLUDING SECURITIES
             PLAN CATEGORY                 OUTSTANDING OPTIONS      OUTSTANDING OPTIONS      REFLECTED IN FIRST COLUMN)
---------------------------------------------------------------------------------------------------------------------------
Plans approved by stockholders                 4,052,049                $  2.51                      1,391,631
Plans not approved by stockholders                  None                    N/A                            N/A
Total                                          4,052,049
---------------------------------------------------------------------------------------------------------------------------

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Directors, executive officers and holders of in excess of 10% of the Company's common stock are required to file reports concerning their transactions in and holdings of equity securities of the Company. Based on a review of reports filed by each such person, and inquiry of each regarding holdings and transactions, the Company believes that all reports required with respect to the year 2004 were timely filed, except that Mr. Bradley filed one report late, relating to two transactions, and each other director (Messrs. Thomas L. Chrystie, Fredrikson, McConnaughy, Poole, Roberts, Warner and Wood) and executive officer (Messrs. Brockman, Powell, Riedl, Creatura, and Chris Terry) filed one report late relating to one transaction.


AUDIT COMMITTEE REPORT

The Audit Committee reviews the Company's financial reporting process on behalf of the Board and meets at least once per quarter to review the Company's financial statements. The Audit Committee acts pursuant to a written charter adopted by the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process. The Company's independent auditors are responsible for expressing an opinion on the conformity of the Company's audited financial statements to accounting principles generally accepted in the United States of America.

In this context, the Audit Committee reviewed and discussed with management and the independent auditors the audited financial statements for the year ended December 31, 2004 (the "Audited Financial Statements"). The Audit Committee has discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees). In addition, the Audit Committee has received from the independent auditors the written disclosures required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and discussed with them their independence from the Company. Following the reviews and discussions referred to above, the Audit Committee recommended to the Board that the Audited Financial Statements be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2004, for filing with the Securities and Exchange Commission.

The Audit Committee members do not serve as professional accountants or auditors and their functions are not intended to duplicate or to certify the activities of management and the independent auditors. The Committee serves a board-level oversight role where it receives information from, consults with, and provides its views and directions to, management and the independent auditors on the basis of the information it receives and the experience of its members in business, financial and accounting matters. Pursuant to the terms of its charter, the Audit Committee approves the engagement of auditing services and permitted non-audit services including the related fees and general terms. Mr. Fredrikson, a nominee for re-election to the Board of Directors, is considered by the Board of Directors to have the qualifications and experience necessary to serve as an "audit committee financial expert." A summary of his background is contained in this proxy statement under "Proposal No. 1 - Election of Directors."


     THE AUDIT COMMITTEE

         E. Bruce Fredrikson (chairman)
         John E. McConnaughy, Jr.
         John G. Poole


CERTAIN TRANSACTIONS

LEVINE LEICHTMAN. At December 31, 2003, the Company was indebted to Levine Leichtman Capital Partners II, L.P. ("LLCP") in the amount of approximately $50 million. Such debt comprised three parts, represented by the "Term B Note," "Term C Note" and "Term D Note," respectively. The Term B Note was due January 2004, the Term C Note repayment schedule was based on the performance of one of the Company's securitized pools, and the Term D Note was due January 2004.

In January 2004, the Company repaid in full the Term C Note and repaid $10.0 million of the Term D Note. In addition, the maturities of the Term B Note and the Term D Note were extended to December 15, 2005 and the coupons on both notes were decreased to 11.75% per annum from 14.50% and 12.00%, respectively. The Company paid LLCP fees equal to $921,000 for these amendments, which will be amortized over the remaining life of the notes. As of December 31, 2004, the outstanding principal balances of the Term B Note and the Term D Note were $19.8 million and $15.0 million, respectively.


On May 28, 2004 and June 25, 2004, the Company borrowed $15 million and $10 million, respectively, from LLCP. The indebtedness, represented by the "Term E Note," and the "Term F Note," respectively, bears interest at 11.75% per annum. Both the Term E Note and the Term F Note mature two years from their respective funding dates. As of December 31, 2004, the outstanding principal balances of the Term E Note and the Term F Note were $15.0 million and $10.0 million, respectively.

All of the Company's indebtedness to LLCP is secured by a blanket security interest in favor of LLCP. The terms of the transactions between the Company and LLCP were determined by negotiation.

SFSC. At December 31, 2003, the Company was indebted to Stanwich Financial Services Corp. ("SFSC") in the principal amount of $16.5 million. SFSC is a corporation wholly-owned by Stanwich Holdings, Inc., which in turn is wholly-owned by Charles E. Bradley, Sr. Mr. Bradley, Sr. holds in excess of 5% of the Company's common stock (subject to limitations disclosed above), is the father of the Company's president, Charles E. Bradley, Jr., and was the chairman of the Company's Board of Directors from March 1991 until June 2001. The Company in 2004 paid interest in the aggregate amount of $780,000 with respect to its debt to SFSC, representing interest for the period January through June 2004. The Company repaid the outstanding debt in June 2004. The Company at December 31, 2003 was also indebted to John G. Poole, a director, in the principal amount of $1,000,000, and in 2004 paid interest in the aggregate amount of $62,500 with respect to that debt, representing interest for the period January through June 2004. Mr. Poole exercised the conversion option of his debt as of June 2004, receiving in satisfaction of the debt 333,333 shares of the Company's common stock.

CPS LEASING. The Company holds 80% of the outstanding shares of the capital stock of CPS Leasing, Inc. ("CPSL"). The remaining 20% of CPSL is held by Charles E. Bradley, Jr., who is the President and a director of the Company. CPSL engaged in the equipment leasing business, and is currently in the process of liquidation as its leases come to term. CPSL financed its purchases of the equipment that it leases to others through either of two lines of credit. Amounts borrowed by CPSL under one of those two lines of credit have been guaranteed by the Company. As of December 31, 2004 both lines of credit have been paid. The Company has also financed the operations of CPSL by making operating advances and by advancing to CPSL the fraction of the purchase prices of its leased equipment that CPSL did not borrow under its lines of credit. The aggregate amount of advances made by the Company to CPSL as of December 31, 2004, is approximately $2.0 million. The advances related to operations bear interest at the rate of 8.5% per annum. The advances related to the fraction of the purchase price of leased equipment are not interest bearing.

EMPLOYEE INDEBTEDNESS. To assist certain officers in exercising stock options, the Company or a subsidiary lent to such officers the exercise price of options such officers exercised in May and July 2002. The loans are fully secured by common stock of the Company, bear interest at 5% per annum and are due in 2007. The chief executive officer (Mr. Bradley) and five officers other than executive officers borrowed money on those terms and still have a balance outstanding. The highest balances of the loans for the period January 1, 2002 through April 30, 2005, were $350,000 for Mr. Bradley and $27,375 for one non-executive officer. Pursuant to the Sarbanes-Oxley Act of 2002, Company has ceased providing any loans to its executive officers.

The agreements and transactions described above (other than those between the Company and LLCP) were entered into by the Company with parties who personally benefited from such transactions and who had a control or fiduciary relationship with the Company. In each case such agreements and transactions have been reviewed and approved by the members of the Company's Board of Directors who are disinterested with respect thereto.

VOTING OF SHARES

The Board of Directors recommends that an affirmative vote be cast in favor of each of the nominees and proposals listed on the proxy card.

The Board of Directors knows of no other matters that may be brought before the meeting which require submission to a vote of the shareholders. If any other matters are properly brought before the meeting, however, the persons named in the enclosed proxy or their substitutes will vote in accordance with their best judgment on such matters.

Holders of CPS Common Stock are entitled to one vote per share on each matter other than election of directors. As to election of directors, each holder of CPS Common Stock may cumulate such holder's votes and give any nominee an aggregate number of votes equal to the number of directors to be elected multiplied by the number of shares of CPS Common Stock held of record by such holder as of the record date, or distribute such aggregate number of votes among as many nominees as the holder thinks fit. However, no such holder shall be entitled to cumulate votes for any nominee unless such nominee's name has been placed in nomination prior to the voting and the holder has given notice at the annual meeting prior to the voting of the holder's intention to cumulate votes. If any one holder has given such notice, all holders may cumulate their votes for nominees. Discretionary authority is sought hereby to cumulate votes of shares represented by proxies.

Votes cast in person or by proxy at the Annual Meeting will be tabulated by the Inspector of Elections with the assistance of the Company's transfer agent. The Inspector of Elections will also determine whether or not a quorum is present. The affirmative vote of a majority of shares represented and voting on the proposal at a duly held meeting at which a quorum is present is required for approval of Proposal No. 2 (Ratification of Independent Auditors). In general, California law provides that a quorum consists of a majority of the shares entitled to vote, represented either in person or by proxy. The Inspector of Elections will treat abstentions as shares that are present and entitled to vote for purposes of determining the presence of a quorum but as not voting for purposes of determining the approval of any matter submitted to the shareholders for a vote. Any proxy that is returned using the form of proxy enclosed and which is not marked as to a particular item will be voted FOR election of the nominees for director named herein; FOR the ratification of the appointment of McGladrey & Pullen LLP, as the Company's independent auditors for the year ending December 31, 2005; and will be deemed to grant discretionary authority to vote upon any other matters properly coming before the meeting. If a broker indicates on the enclosed proxy or its substitute that it does not have discretionary authority as to certain shares to vote on a particular matter ("broker non-votes"), those shares will be considered as abstentions with respect to that matter. While there is no definitive specific statutory or case law authority in California concerning the proper treatment of abstentions and broker non-votes, the Company believes that the tabulation procedures to be followed by the Inspector of Elections are consistent with the general statutory requirements in California concerning voting of shares and determination of a quorum.

SHAREHOLDER PROPOSALS

The Company expects to hold its year 2006 Annual Meeting of Shareholders on May 3, 2006. In order to be considered for inclusion in the Company's proxy statement and form of proxy for the 2006 Annual Meeting, any proposals by shareholders intended to be presented at such meeting must be received by the Secretary of the Company at 16355 Laguna Canyon Road, Irvine, California 92618 by no later than January 12, 2006.

AVAILABILITY OF ANNUAL REPORT ON FORM 10-K

The Company has provided a copy of its 2004 Annual Report with this proxy statement. SHAREHOLDERS MAY OBTAIN, WITHOUT CHARGE, A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K, UPON WRITTEN REQUEST. Any such request should be directed to "Corporate Secretary, Consumer Portfolio Services, Inc., 16355 Laguna Canyon Road, Irvine, CA 92618." The Form 10-K is also available on the Company's website "www.consumerportfolio.com."

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